Exhibit 99.203

NEWS
August 13, 2003	COMPANY CONTACT: Bernard A. “Skip” Wagner Chief Financial Officer (941) 953-9199

CORRECTIONAL SERVICES CORPORATION

ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2003

Sarasota, Florida — Correctional Services Corporation (NASDAQ NMS:CSCQ) today announced financial results for the second quarter of 2003. Revenues for the second quarter were $35.0 million versus $40.6 million in the comparative period in 2002. For the quarter the company reported contribution from operations of $3.7 million versus $3.9 million in the second quarter of 2002. Net income was $429,000 or $0.04 per diluted share for the second quarter versus $628,000 or $0.06 per diluted share for the comparative period in 2002. Diluted shares were 10,251,000 and 10,213,000 in 2003 and 2002 respectively.

Revenues for the six months ended June 30, 2003 were $73.1 million versus $80.7 million in the comparative period in 2002. For the six months the company reported contribution from operations of $7.5 million versus $7.4 million in the same period of 2002. Net income was $860,000 or $0.08 per diluted share for the six months versus $1,169,000 or $0.11 per diluted share for the same period in 2002. Diluted shares were 10,248,000 and 10,182,000 in 2003 and 2002 respectively.

The revenue decrease of $5.6 million compared with last year’s second quarter, was due to the discontinuation of operations at several facilities combined with lower occupancy levels in our juvenile division. Contribution from operations was down slightly as the strong performance of our adult division continued to be offset by lower revenues at several juvenile facilities. The Company continues to evaluate the financial impact of facilities which are underperforming. Second quarter contribution from operations was negatively impacted by losses of approximately $850,000 from facilities which were unprofitable. The Company has initiated turnaround plans for these facilities and will continue to monitor their progress.

Commenting on the company’s performance for the second quarter, James F. Slattery, President and CEO stated, “as we reported in our press release on July 14th the company’s second quarter earnings were impacted by lower than expected occupancy rates in our juvenile division due to system wide budget cuts. However, occupancy rates have stabilized in the third quarter and we expect to see improvement over the balance of the year.”

Slattery further stated that “our adult operations remain exceptionally strong with an occupancy rate of 98% in the second quarter. Adult industry trends are very favorable and I believe the Company is well positioned for continued sustained growth in revenues and earnings from our adult division.”

THE COMPANY WILL BE HAVING A CONFERENCE CALL TO DISCUSS THIS RELEASE AT 11:00 a.m. EDT TODAY. THE NUMBER TO CALL IS (888) 394-8095 (U.S. only) or (973) 409-9262 (International). A REPLAY WILL BE AVAILABLE BY CALLING (877) 519-4471 (U.S. only) (973) 341-3080 (International) PIN #4100573.

Through its Youth Services International subsidiary, the Company is the nation’s leading private provider of juvenile programs for adjudicated youths with 19 facilities and 2,500 juveniles in its care. In addition, the Company is a leading developer and operator of adult correctional facilities operating 12 facilities representing approximately 4,500 beds. On a combined basis, the Company provides services in 15 states, representing approximately 7,000 beds including aftercare services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views as of the date they are made with respect to future events and financial performance, but are subject to many uncertainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and risks include, but are not limited to: fluctuations in occupancy levels and labor costs; the ability to secure both new contracts and the renewal of existing contracts; the possibility of unforeseen costs relating to facility closings, the ability to achieve profitability and public resistance to privatization. Additional risk factors include those discussed in reports filed by the Company from time to time on Forms 10-K, 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements.

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CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

June 30, 2003

(in thousands, except per share data)

	Six Months Ended June 30,
	2003		2002
Revenues	$73,056	100.00%	$80,668	100.00%
Facility operating expenses	65,564	89.74%	73,292	90.86%

Contribution from operations	7,492	10.26%	7,376	9.14%

Other operating expenses
General and administrative	4,784	6.55%	4,269	5.29%
Gain on disposal of assets	(20)	-0.03%	(46)	-0.06%

	4,764	6.52%	4,223	5.24%

Operating income	2,728	3.73%	3,153	3.91%
Interest expense, net	1,213	1.66%	1,214	1.50%

Income before income taxes	1,515	2.07%	1,939	2.40%
Income tax expense	655	0.90%	770	0.95%

Net income	$860	1.18%	$1,169	1.45%

Basic earnings per share	$0.08		$0.12

Diluted earnings per share	$0.08		$0.11

Number of shares used to compute EPS:
Basic	10,156		10,155

Diluted	10,248		10,182

Other Information
Beds under management (includes aftercare)	7,034		7,556
Compensated mandays	1,179,756		1,216,938

	Three Months Ended June 30,
	2003		2002
Revenues	$35,029	100.00%	$40,611	100.00%
Facility operating expenses	31,337	89.46%	36,720	90.42%

Contribution from operations	3,692	10.54%	3,891	9.58%

Other operating expenses
General and administrative	2,351	6.71%	2,246	5.53%
Gain on disposal of assets	(20)	-0.06%	(46)	-0.11%

	2,331	6.65%	2,200	5.42%

Operating income	1,361	3.89%	1,691	4.16%
Interest expense, net	610	1.74%	651	1.60%

Income before income taxes	751	2.14%	1,040	2.56%
Income tax expense	322	0.92%	412	1.01%

Net income	$429	1.22%	$628	1.55%

Basic earnings per share	$0.04		$0.06

Diluted earnings per share	$0.04		$0.06

Number of shares used to compute EPS:
Basic	10,156		10,155

Diluted	10,251		10,213

Other Information
Beds under management (includes aftercare)	7,034		7,556
Compensated mandays	585,889		611,960

SELECTED BALANCE SHEET DATA
	June 30,		December 31,
	2003(1)		2002
Working Capital	$13,944		$17,171
Total Assets	147,221		88,088
Note Payable	57,240		—
Long-term Obligations	21,415		20,258
Shareholders’ Equity	50,871		50,008

(1) Balances at June 30, 2003 include activity associated with the construction and financing of a 500-bed facility in Tacoma, Washington.